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                                                                    EXHIBIT 99.1

                               [VIXEL LETTERHEAD]

                                  PRESS RELEASE


VIXEL CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

BOTHELL, WA. - November 16, 2000 - Vixel Corporation (Nasdaq: VIXL) announced today that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of December 15, 2000 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Vixel's stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Vixel. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person, entity or group acquires 15 percent or more of Vixel's Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person or entity acquires 15 percent or more of Vixel's Common Stock, all rightsholders except the buyer will be entitled to acquire Vixel's Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of Vixel's Common Stock without negotiations with the Board.

The rights will trade with Vixel's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Vixel's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15% percent of Vixel's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Further information on the factors and risks that could affect Vixel's business, financial condition and results of operations, are contained in Vixel's Annual Report on Form 10-K and most recent report on Form 10-Q, which are available at www.sec.gov.

ABOUT VIXEL CORPORATION

Vixel Corporation offers customers real world solutions for storage networking. As a leading provider of Storage Area Network (SAN) solutions, the company's comprehensive portfolio of multivendor certified solutions, switches, hubs, transceivers and integrated management software delivers reliable, interoperable solutions to its customers and partners. SAN InSite is Vixel's



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comprehensive open management software for SANs, providing remote control and diagnostics for Fibre Channel switches, hubs and transceivers from a single console, reducing the administration and overhead of implementing a SAN. Vixel products and technology are used by major system suppliers including IBM, Compaq, Sun Microsystems, Network Appliance, Unisys, Avid and Lucent. Vixel's products are available worldwide through its network of value-added resellers, alliances and OEMs. Vixel is an ISO 9001 certified company.

For more information about Vixel, visit the web site at www.vixel.com. Vixel is headquartered at 11911 North Creek Parkway South, Bothell, Washington 98011 and can be contacted by phone at 425-806-5509.